Exhibit 3.1a

AMENDMENT TO THE BYLAWS

OF

DWS RREEF REAL ESTATE FUND II, INC.

This Amendment to the Bylaws of DWS RREEF Real Estate Fund II, Inc., a Maryland corporation, is effective as of March 11, 2009.

The Bylaws are hereby amended as follows (underlined text is added, deleted text is stricken):

1.     The heading of Section 6 of Article II of the Bylaws is hereby amended from “Quorum” to “Quorum; Adjournment.”

2.         The second paragraph of Section 6 of Article II of the Bylaws is hereby amended as follows (double underline indicates addition; strikethrough indicates deletion):

“Whether or not a quorum is present at any meeting of stockholders, ~~If, however, such quorum shall not be present at any meeting of the stockholders~~, the chairman of the meeting or the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.”